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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JULY 25, 2001                     REGISTRATION NO. 333-63996

                                  $511,500,000

                                ATMEL CORPORATION
            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2021
                                       AND
                             SHARES OF COMMON STOCK

        This prospectus supplement relates to the resale by the selling securityholders of our Zero Coupon Convertible Subordinated Debentures due 2021 and the shares of our common stock, par value $0.001 per share, issuable upon the conversion of the debentures.

        This prospectus supplement should be read in conjunction with the prospectus dated July 25, 2001, which is to be delivered with this prospectus supplement.

        The table below sets forth information as of the date hereof concerning beneficial ownership of the debentures of the selling securityholders therein listed. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                PRINCIPAL
                                                AMOUNT AT                  NUMBER OF
                                                MATURITY OF                SHARES OF
                                                DEBENTURES    PERCENTAGE     COMMON      PERCENTAGE
                                               BENEFICIALLY       OF       STOCK THAT     OF COMMON
                                                OWNED THAT    DEBENTURES     MAY BE         STOCK
                NAME                            MAY BE SOLD   OUTSTANDING    SOLD(1)    OUTSTANDING(2)
                ----                           ------------   -----------  ----------   --------------
D.E. Shaw Investments, L.P. .................     1,000,000         *         22,983           *
D.E. Shaw Valence, L.P. .....................     4,000,000         *         91,932           *
Deutsche Banc Alex Brown Inc. ...............    16,300,000       3.19%      374,623           *
Goldman Sachs and Company (3)................       200,000         *         4,597            *
Southdown Pension Plan.......................       850,000         *         19,536           *

----------

 *      Less than 1%.

(1) Assumes conversion of all of the holder's debentures at a conversion price of $17.02 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Debentures -- Conversion of Debentures by Holders," beginning on page
        19. As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future. Under the terms of the indenture, cash will be paid in lieu of issuing fractional shares, if any, upon conversion of the debentures.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 463,708,515 shares of common stock outstanding as of March 31, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(3) Does not include 371,891 shares of common stock issuable upon conversion of $6,649,000 in principal amount at maturity of our Zero Coupon Convertible Subordinated Debentures due 2018 beneficially owned by Goldman Sachs and Company.

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        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

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        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

            The date of this Prospectus Supplement is August 1, 2001.